SUPPLEMENTAL INFORMATION LETTER TO HOLDERS OF EXISTING WARRANTS

Exhibit (a)(1)(v)

PROVECTUS BIOPHARMACEUTICALS, INC.

DATED: February 12, 2016

To the Holders of the Existing Warrants:

Please note that due to the need to provide additional processing time to certain holders of Existing Warrants who have notified us that they intend to exercise their Existing Warrants, as well as to provide additional time to holders who may still wish to exercise their Existing Warrants, we have extended the expiration date for the Offer until 4:00 p.m. Eastern Time, Thursday, March 10, 2016. The Offer is to those holders which currently own an aggregate of 59,861,601 unregistered warrants to purchase common stock that were issued between January 6, 2011 and November 1, 2015 (the “Existing Warrants”). All terms used herein shall have the same meaning as set forth in the Offer Letter/Prospectus, as amended to date.

The Offer, which was previously scheduled to expire February 15, 2016 at 4:00 p.m. Eastern Time, will now remain open until March 10, 2016 at 4:00 p.m. Eastern Time.

In order to participate in the Offer, your Letter of Transmittal, Notice of Guaranteed Delivery, Existing Warrant and cash payment must be submitted and received by Broadridge Corporate Issuer Solutions, Inc., our depository, by this new expiration date. If you have already submitted your election form and other documents, unless you wish to withdraw, no further action is necessary. If you change your mind and do not want to participate in the Offer, you may submit a Notice of Withdrawal to Broadridge. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to Broadridge on or prior to 4:00 p.m., Eastern Time on March 10, 2016, the Expiration Date of the Offer (or such later date and time if we further extend the Offer).

The Offer is subject to the terms and conditions described in the Offer Letter/Prospectus, and we urge you to read the Offer Letter/Prospectus and the other documents governing the Offer.

Any questions or requests for assistance concerning the Offer should be directed to Maxim, Network 1 or the Company using the contact information below:

Maxim Group LLC

Attn: Summer Kotb

405 Lexington Avenue, 2nd Floor

New York, NY 10174

Phone: (212) 895-3511

Email: skotb@maximgrp.com

Network 1 Financial Securities, Inc.

Attn: William Heming Jr.

2 Bridge Avenue

Red Bank, NJ 07701

Phone: 1 (800) 866-7007

Email: billheming@netw1.com

Provectus Biopharmaceuticals, Inc.

Attn: Peter R. Culpepper

7327 Oak Ridge Highway, Suite A

Knoxville, TN 37931

Phone: (866) 597-5999

Email: pete@pvct.com

Very truly yours,

/s/ Peter R. Culpepper
Peter R. Culpepper
Chief Financial Officer, Chief Accounting Officer and Chief Operating Officer